Exhibit 99.1

Joytoto USA, Inc. Information To Be Available Through S&P Market Access Program

Santa Clara, CA (June 30, 2008) - Joytoto USA, Inc. (OTCBB: JYTO.OB), a leading consumer electronics and online game development and distribution corporation, has announced today that its company information will be made available via Standard & Poor's Market Access Program, an information distribution service that enables subscribing publicly traded companies to have their company information disseminated to users of Standard & Poor's Advisor Insight.  The company information to be made available through this program includes share price, volume, dividends, shares outstanding, company financial position, and earnings.  Standard & Poor's Advisor Insight is an Internet-based research engine used by more than 100,000 investment advisors. A public version of the site is available at www.advisorinsight.com.

In addition, information about companies in Standard & Poor's Market Access Program will be available via S&P's Stock Guide database, which is distributed electronically to virtually all major quote vendors.  As part of the program, a full description of Joytoto USA, Inc. will also be published in the Daily News section of Standard Corporation Records, a recognized securities manual for secondary trading in approximately 38 states under their Blue Sky Laws.

About Joytoto:

Joytoto USA, Inc. (OTC Bulletin Board: JYTO.OB - News). The company’s two business segments are electronic products and components, and online games. The electronic products and components business is that of a virtual, original equipment manufacturer (OEM) and original design manufacturer (ODM) of consumer electronics for retailers throughout the world.  Joytoto USA's online game business segment operates online games in North America pursuant to an Exclusive North American Master License Agreement with Joyon Entertainment Co., Ltd. ("Joyon Korea"). The Master License Agreement gives Joytoto USA's wholly-owned subsidiary access to Joyon Korea's library of successful online games currently operating in the Asian markets which have generated more than $100,000,000 in the Asian markets.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). In particular, when used in the preceding discussion, the words "plan," "confident that," "believe," "scheduled," "expect," or "intend to," and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Act and subject to the Safe harbor created by the Act. Such statements are subject to certain risks and uncertainties and actual results could differ materially from those expressed in any of the forward-looking statements. Such risks and uncertainties include, but are not limited to the company's access to additional capital competitive factors, the company's ability to consummate its acquisition strategy, consumer acceptance of the company's products and dependence on key management.

Company information distributed through the Market Access Program is based upon information that Standard & Poor’s considers to be reliable, but neither Standard & Poor’s nor its affiliates warrant its completeness or accuracy, and it should not be relied upon as such.  This material is not intended as an offer or solicitation for the purchase or sale of any security or other financial instrument.

Contacts:
Joytoto USA, Inc.
Investor Relations
1-866-492-4138

Standard & Poor’s Customer Contact:
Richard Albanese
212 438-3647
richard_albanese@sandp.com

Standard and Poor’s Media Relations Contact:
Michael Privitera
212 438-6679
michael_privitera@sandp.com